UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2010

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33213	77-0454924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1650 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 19, 2010, Magma Design Automation, Inc. (“Magma”) entered into a Credit Agreement by and among the lenders identified therein (the “Lenders”), Magma and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as agent for the Lenders, effective as of March 19, 2010, as well as a security agreement, patent security agreement, trademark security agreement and intercompany subordination agreement (collectively, unless the context otherwise requires, the “Credit Agreement”). Its wholly owned subsidiary, Magma Service, Inc. (“MSI”) guaranteed Magma’s obligations under the Credit Agreement and entered into the security agreement.

The Credit Agreement provides for revolving loans not to exceed $15.0 million and term loans of $15.0 million. Included within the revolver commitment limits are sublimits for a swing loan not to exceed $5.0 million. The Credit Agreement expires March 19, 2014, and is secured by collateral that includes first priority interests in all the Company’s and MSI’s personal property, including accounts receivable, deposit accounts, intangible assets, inventory and equipment, copyrights, patents and trademarks. The term loans will be repaid in equal quarterly installments of $562,500, beginning October 31, 2010.

Outstanding revolving loans may not, at any time, exceed the lesser of (i) the total revolving commitments at such time, less the sum of (1) the outstanding letters of credit issued under the Credit Agreement at such time plus (2) the principal amount of swing loans outstanding at such time or (ii) 40% of all “post-contract support” revenues and “time based license fee” revenues for the twelve-month period preceding such time less the sum of (1) the outstanding letters of credit issued under the Credit Agreement at such time plus (2) the principal amount of swing loans outstanding at such time plus (3) the outstanding principal balance of the term loans at such time.

The revolving and term loans bear interest at either a LIBOR Rate or a Base Rate, in each case determined as follows and plus a margin of 4.50 percentage points: (A) if at a LIBOR Rate, at a per annum rate equal to the LIBOR Rate (the greater of (i) 1.00% per annum and (ii) the rate per annum rate appearing on Bloomberg’s L.P.’s Page BBAM1/(Official BBA USD Dollar Libor Fixings) two business days prior to commencement of the requested Interest Period) and (B) if at the Base Rate (the greatest of the (i) the Federal Funds Rate plus  1/2%, (ii) the LIBOR Rate plus 1 percentage point and (iii) the Wells Fargo prime rate). In addition, Magma will pay Wells Fargo a letter of credit fee which shall accrue at per annum rate equal to 2.50% times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

Magma is required to pay interest and fees monthly, with the outstanding principal amount plus all accrued but unpaid interest and fees payable in full at the Maturity Date of March 19, 2010, as specified in the Credit Agreement.

The Credit Agreement contains covenants that, among other things, limit Magma’s ability to create liens, merge, consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments, acquisitions and capital expenditures, enter into certain transactions with affiliates or change the nature of Magma’s business. Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, actual or asserted invalidity of security interests or loan documents, and certain change of control events.

All capitalized terms used in this section but not otherwise defined herein or in the Credit Agreement shall have the meanings provided for by the Uniform Commercial Code.

The foregoing descriptions of the Credit Agreement and the related general continuing guaranty, security agreement, patent security agreement, trademark security agreement and intercompany subordination agreement, are only summaries and are qualified in their entirety by reference to the full text of the Credit Agreement and each of the general continuing guaranty, related security agreement, patent security agreement, trademark security agreement and intercompany subordination agreement. A copy of the Credit Agreement and each of the related general continuing guaranty, security agreement, patent security agreement, trademark security agreement and intercompany subordination agreement will be filed as exhibits to Magma’s Annual Report on Form 10-K for the fiscal year ending May 2, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press release, dated as of March 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2010

MAGMA DESIGN AUTOMATION, INC.

By:	/s/ Peter S. Teshima
Peter S. Teshima
Corporate Vice President, Finance and Chief Financial Officer